Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 americanrailcar.com
636.940.6000

FOR RELEASE:	October 31, 2017

AMERICAN RAILCAR INDUSTRIES, INC.
REPORTS THIRD QUARTER 2017 RESULTS
Third Quarter 2017 Highlights

•	Quarterly revenue of $120.7 million

•	Quarterly net earnings of $8.9 million, or $0.46 per share

•	Quarterly adjusted EBITDA of $34.6 million, or 28.7% of revenue

•	Lease fleet of 12,749 railcars as of September 30, 2017 vs. 10,961 railcars as of September 30, 2016, with 338 railcars added during the third quarter

•	Current liquidity of $306.2 million, including $200.0 million available under revolving credit facility
St. Charles, MO, October 31, 2017 - American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its third quarter 2017 financial results. Jeff Hollister, President and CEO of ARI, commented, "While we continue to adapt to the challenging and competitive conditions in today's railcar market, we remain committed to manufacturing quality hopper and tank railcars and to maintaining a disciplined approach to navigating the competitive environment that comes along with downturns in the railcar industry. We have built up a diversified lease fleet of approximately 12,750 railcars to help provide a steady stream of revenues, cash flows and earnings to weather the cycles of the new railcar market.

We have spent the past several months transitioning the management of our leasing business in-house, and our increased sales force and lease management teams are in place. These experienced groups are working with our current and prospective customers to provide a complete suite of railcar solutions over the life cycle of the railcar to meet customers' needs through new railcars via direct sale or lease and through repair services. Our network of railcar services facilities continues to support both our customers and our growing, internal lease fleet and can perform retrofit work and larger project work for tank railcars at our Marmaduke facility. We are confident that the products and services we offer, along with the strong teams we have in place at ARI, will continue to help drive our business forward."
Third Quarter Revenue Summary
Total consolidated revenues were $120.7 million for the third quarter of 2017, a decrease of 17% when compared to $145.0 million for the same period in 2016. This decrease was due to decreased revenues in the manufacturing segment, partially offset by increased revenues in the railcar leasing and railcar services segments.
Manufacturing revenues were $68.4 million for the third quarter of 2017, a decrease of 27% compared to $93.5 million for the same period in 2016. This decrease was primarily driven by fewer railcar shipments for direct sale for both hopper and tank railcars, a higher percentage of railcar shipments going to our lease fleet, and more competitive pricing during the third quarter of 2017 compared to the same period in 2016.
During the third quarter of 2017, ARI shipped 618 railcars for direct sale and 338 railcars for lease compared to 855 railcars for direct sale and 322 railcars for lease during the same period in 2016. Railcars built for the lease fleet represented 35% of ARI’s railcar shipments during the third quarter of 2017 compared to 27% for the same period in 2016. This quarterly rate is closer to our historical average than we experienced during the first half of 2017, and is consistent with our strategy to continue to invest in and grow our lease fleet as demand dictates in certain railcar types. Shipments and orders for railcars on long-term leases not only help us to maintain a steady level of production during the manufacturing period, but also provide a steady stream of future cash flows. Because revenues and earnings related to leased railcars are recognized over the life of the lease, our quarterly results may vary depending on the mix of lease versus direct sale railcars that we ship during a given period.

Manufacturing revenues for the third quarter of 2017, on a consolidated basis, exclude $33.3 million of revenues related to railcars built for the Company's lease fleet compared to $31.3 million for the same period in 2016. Revenues related to railcars built for the Company's lease fleet increased due to a slightly higher volume of railcars shipped for lease. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are not recognized in consolidated revenues as railcar sales. Rather, lease revenues are recognized in accordance with the terms of the contract over the life of the lease.
Railcar leasing revenues were $33.4 million for the third quarter of 2017, an increase of 2% over the $32.8 million for the comparable period in 2016. The primary reason for the increase in revenue was an increase in the number of railcars on lease, partially offset by a decline in weighted average lease rates. ARI had 12,749 railcars in its lease fleet as of September 30, 2017 compared to 10,961 railcars as of September 30, 2016.
Railcar services revenues were $18.9 million for the third quarter of 2017, an increase of 1% compared to $18.6 million for the same period in 2016. The primary reasons for the increase in revenue were increased demand and additional capacity from our mobile repair operations and repair work performed at our tank railcar manufacturing facility, partially offset by decreased demand for tank railcar qualifications and tank railcar exterior paint and interior linings at certain shops. Our tank railcar manufacturing facility provides us the flexibility not only to produce new railcars, but also to perform repair and retrofit services in a production line set-up. The Company also saw increased intercompany repair work, for which the revenue is eliminated in consolidation, for our lease fleet during 2017 as certain railcars in ARI's lease fleet were inspected, tested, and if necessary repaired, pursuant to the FRA's Railworthiness Directive No. 2016-01 [Revised] (the Revised Directive).
Consolidated earnings from operations were $19.5 million for the third quarter of 2017, an increase of 22% from the $16.1 million for the same period in 2016. Consolidated operating margins increased to 16.2% for the third quarter of 2017 compared to 11.1% for the same period in 2016. These increases were primarily driven by the impact of the loss contingency reserve related to the Revised Directive recognized by the manufacturing segment of $17.0 million during the third quarter of 2016, partially offset by lower earnings from operations in the manufacturing and railcar services segment during 2017 and higher selling, general and administrative costs in 2017 compared to 2016.
Manufacturing earnings from operations on a consolidated basis were $0.5 million for the third quarter of 2017 compared to a loss of $6.0 million for the same period in 2016. As discussed above, the increase was primarily due to the prior period impact of the loss contingency reserve related to the Revised Directive recognized by the manufacturing segment of $17.0 million. This increase was partially offset by higher costs associated with lower production volumes and more competitive pricing for both tank and hopper railcars. Profit on railcars built for the Company’s lease fleet was $3.3 million and $3.2 million for the third quarter of 2017 and 2016, respectively, and is excluded from consolidated manufacturing earnings from operations. Profit on railcars built for the Company's lease fleet is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.
Railcar leasing earnings from operations on a consolidated basis were $22.0 million for both the third quarter of 2017 and the same period in 2016. The Company had an increase in the number of railcars in our lease fleet in 2017, but this increase was offset by increased costs due to maintenance and services related to lease re-assignments and lower lease rates on certain renewed leases.
Railcar services earnings from operations on a consolidated basis were $1.7 million for the third quarter of 2017 compared to $2.8 million for the same period in 2016. This decrease was primarily due to an unfavorable mix of work, as well as an increase in services performed on railcars in our lease fleet related to the Revised Directive, which is eliminated in consolidation, partially offset by an increase in demand from our mobile repair operations.
Selling, general and administrative expenses were $9.3 million for the third quarter of 2017 compared to $6.6 million for the same period in 2016. This $2.7 million increase was primarily due to increased compensation costs relating to additional personnel hired in connection with the Company's ongoing transition of lease fleet management in-house and increasing our own sales and marketing team, higher legal expenses, and the impact of a reduction in incentive compensation expenses during the third quarter of 2016, all partially offset by decreased consulting expenses.
Net earnings for the third quarter of 2017 were $8.9 million, or $0.46 per share compared to $7.7 million, or $0.40 per share, in the same period in 2016. This increase was driven largely by the prior period impact of the loss contingency related to the Revised Directive, partially offset by lower earnings from operations as discussed above and lower earnings from the Company's joint ventures due to decline in industry demand.
EBITDA, adjusted to exclude share-based compensation expense and other income related to short-term investment activity (Adjusted EBITDA), was $34.6 million for the third quarter of 2017 compared to $31.3 million for the comparable quarter in 2016. The increase resulted primarily from increased earnings from operations as discussed above, partially offset by lower earnings from the Company's joint ventures discussed above. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Year-to-Date Results
Consolidated revenues for the first nine months of 2017 were $344.4 million compared to $471.6 million for the comparable period in 2016. The Company shipped 1,698 direct sale railcars and 1,485 railcars built for the Company's lease fleet during the first nine months of 2017 compared to 2,917 direct sale railcars and 607 railcars built for the lease fleet during the same period in 2016. Railcars built for the lease fleet represented 47% of ARI's railcar shipments in the first nine months of 2017 compared to 17% for the same period in 2016.
Consolidated earnings from operations for the first nine months of 2017 were $63.6 million, a decrease of 31% from $92.8 million for the comparable period in 2016. Consolidated earnings from operations for the first nine months of 2017 and 2016 excluded $14.2 million and $7.7 million, respectively, of profit on railcars built for the lease fleet that is eliminated in consolidation. The decrease in consolidated earnings from operations was primarily driven by lower earnings from operations in the Company's manufacturing segment, as the Company had less direct sale railcar shipments in the first nine months of 2017 with 47% of ARI's railcars shipped for lease during that time, combined with higher costs associated with lower production volumes and more competitive pricing during 2017. This was combined with lower earnings from operations in the railcar leasing and railcar services segments and higher selling, general and administrative costs.
Operating margins were 18.5% for the first nine months of 2017 compared to 19.7% for the same period of 2016.
Net earnings for the first nine months of 2017 were $30.3 million, or $1.59 per share compared to $50.4 million, or $2.58 per share, for the comparable period in 2016, primarily due to decreased earnings from operations as discussed above, lower earnings from ARI's joint ventures due to a decline in industry demand, both partially offset by an increase in other income driven by gains on sales of investments.

Adjusted EBITDA was $107.7 million for the first nine months of 2017, a decrease of $28.5 million from $136.2 million for the comparable period in 2016. The decrease resulted primarily from decreased earnings from operations as discussed above. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Cash Flow and Liquidity
The Company’s earnings have contributed to cash flow from operations in the first nine months of 2017 of $91.1 million. As of September 30, 2017, ARI had working capital of $161.4 million, including $106.2 million of cash and cash equivalents.
As of September 30, 2017, the Company had $552.0 million of debt outstanding, net of unamortized debt issuance costs of $4.7 million, and borrowing availability of $200.0 million under a revolving loan.
The Company paid dividends totaling $22.9 million during the first nine months of 2017. On October 27, 2017, the Company’s board of directors declared a cash dividend of $0.40 per share of common stock of the Company to shareholders of record as of December 8, 2017 that will be paid on December 22, 2017.
The Company has not repurchased any shares of its common stock thus far in 2017 under its stock repurchase program. Board authorization for approximately $164.0 million remains available for further stock repurchases.
Backlog
ARI's backlog as of September 30, 2017 was 2,683 railcars with an estimated market value of $248.0 million. Of the total backlog, we currently expect 657 railcars, or 25%, having an estimated market value of $62.9 million, will be placed into the Company's lease fleet.
Conference Call and Webcast
ARI will host a webcast and conference call on Tuesday, October 31, 2017 at 10:00 am (Eastern Time) to discuss the Company’s third quarter 2017 financial results. In conjunction with this press release, ARI has posted a supplemental information presentation to its website. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.

About ARI
ARI is a prominent North American designer and manufacturer of hopper and tank railcars. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. ARI manufactures and sells railcars, custom designed railcar parts, and other industrial products. ARI and its subsidiaries also lease railcars manufactured by the Company to certain markets, and ARI has begun managing these lease railcars in-house. In addition, ARI and its subsidiaries provide railcar repair services through its various repair facilities, including mini-shops and mobile units, offering a range of services from full to light repair. More information about American Railcar Industries, Inc. is available on its website at americanrailcar.com or call the Investor Relations Department, 636.940.6000.

Forward Looking Statement Disclaimer
This press release contains statements relating to the Company's expected financial performance, objectives, long-term strategies and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding: our plans to continue to transition the management of our lease fleet from ARL to in-house and terminate our contractual agreements with ARL, various estimates we have made in preparing our financial statements, expected future trends relating to our industry, products and markets, anticipated customer demand for our products and services, trends relating to our shipments, leasing business, railcar services, revenues, profit margin, capacity, financial condition, and results of operations, trends related to shipments for direct sale versus lease, our backlog and any implication that our backlog may be indicative of our future revenues, our strategic objectives and long-term strategies, our results of operations, financial condition and the sufficiency of our capital resources, our capital expenditure plans, short- and long-term liquidity needs, ability to service our current debt obligations and future financing plans, our Stock Repurchase Program, anticipated benefits regarding the growth of our leasing business, the mix of railcars in our lease fleet and our lease fleet financings, anticipated production schedules for our products and the anticipated production schedules of our joint ventures, our plans regarding future dividends and the anticipated performance and capital requirements of our joint ventures. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties that could adversely affect our business and prospects include without limitation: our prospects in light of the cyclical nature of our business; the health of and prospects for the overall railcar industry; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the highly competitive nature of the manufacturing, railcar leasing and railcar services industries; risks relating to our compliance with the FRA directive released September 30, 2016 and subsequently revised and superseded on November 18, 2016 (the Revised Directive) and the settlement agreement related thereto, any developments related to the Revised Directive and the settlement agreement related thereto and any costs or loss of revenue related thereto; risks relating to the ongoing transition of the management of our railcar leasing business from ARL to in-house management following completion of the sale of ARL; fluctuations in commodity prices, including oil and gas; the impact, costs and expenses of any warranty claims we may be subject to now or in the future; the risks associated with ongoing compliance with transportation, environmental, health, safety, and regulatory laws and regulations, which may be subject to change; the variable purchase patterns of our railcar customers and the timing of completion, customer acceptance and shipment of orders, as well as the mix of railcars for lease versus direct sale; our ability to recruit, retain and train qualified personnel; our ability to manage overhead and variations in production rates; the impact of any economic downturn, adverse market conditions or restricted credit markets; our reliance upon a small number of customers that represent a large percentage of our revenues and backlog; fluctuations in the costs of raw materials, including steel and railcar components, and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials we use in railcar manufacturing; the ongoing risks related to our relationship with Mr. Carl Icahn, our principal beneficial stockholder through Icahn Enterprises L.P. (IELP), and certain of his affiliates; the impact, costs and expenses of any litigation we may be subject to now or in the future; the risks associated with our current joint ventures and anticipated capital needs of, and production capabilities at our joint ventures; the sufficiency of our liquidity and capital resources, including long-term capital needs to support the growth of our lease fleet; the impact of repurchases pursuant to our Stock Repurchase Program on our current liquidity and the ownership percentage of our principal beneficial stockholder through IELP, Mr. Carl Icahn; the conversion of our railcar backlog into revenues equal to our reported estimated backlog value; the risks and impact associated with any potential joint ventures, acquisitions, strategic opportunities, dispositions or new business endeavors; the integration with other systems and ongoing management of our new enterprise resource planning system; the risks related to our and our subsidiaries' indebtedness and compliance with covenants contained in our and our subsidiaries' financing arrangements and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$106,176	$178,571
Restricted cash	16,541	16,714
Short-term investments—available for sale securities	—	8,958
Accounts receivable, net	34,091	39,727
Accounts receivable, due from related parties	1,263	4,790
Inventories, net	72,675	75,028
Prepaid expenses and other current assets	9,019	8,623
Total current assets	239,765	332,411
Property, plant and equipment, net	165,919	177,051
Railcars on lease, net	1,014,238	908,010
Income Tax Receivable	13,525	234
Goodwill	7,169	7,169
Investments in and loans to joint ventures	23,417	26,332
Other assets	3,725	5,043
Total assets	$1,467,758	$1,456,250
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$25,408	$29,314
Accounts payable, due to related parties	18	3,252
Accrued expenses, including loss contingency of $7,359 and $10,127 at September 30, 2017 and December 31, 2016, respectively	15,480	15,411
Accrued income taxes payable	—	7,660
Accrued compensation	11,807	11,628
Short-term debt, including current portion of long-term debt	25,649	25,588
Total current liabilities	78,362	92,853
Long-term debt, net of unamortized debt issuance costs of $4,701 and $4,863 at September 30, 2017 and December 31, 2016, respectively	526,395	545,392
Deferred tax liability	287,788	252,943
Pension and post-retirement liabilities	8,652	8,648
Other liabilities, including loss contingency of $1,936 and $2,161 at September 30, 2017 and December 31, 2016, respectively	7,688	6,144
Total liabilities	908,885	905,980
Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 19,083,878 shares outstanding as of both September 30, 2017 and December 31, 2016	213	213
Additional paid-in capital	239,609	239,609
Retained Earnings	410,235	402,810
Accumulated other comprehensive loss	(5,153)	(6,331)
Treasury Stock	(86,031)	(86,031)
Total stockholders’ equity	558,873	550,270
Total liabilities and stockholders’ equity	$1,467,758	$1,456,250

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Manufacturing (including revenues from affiliates of $188 and $325 for the three and nine months ended September 30, 2017, respectively, and $40 and $816 for the three and nine months ended September 30, 2016, respectively)	$68,442	$93,546	$184,255	$314,886
Railcar leasing (including revenues from affiliates of $231 and $678 for the three and nine months ended September 30, 2017, respectively, and $28 for both the three and nine months ended September 30, 2016)	33,440	32,798	100,992	98,775
Railcar services (including revenues from affiliates of $1,156 and $11,729 for the three and nine months ended September 30, 2017, respectively, and $5,933 and $21,176 for the three and nine months ended September 30, 2016, respectively)	18,864	18,618	59,200	57,965
Total revenues	120,746	144,962	344,447	471,626
Cost of revenues:
Manufacturing	(64,235)	(79,671)	(169,915)	(263,389)
Other operating (loss) income	(924)	(16,973)	140	(16,973)
Railcar leasing	(10,856)	(10,577)	(34,532)	(31,108)
Railcar services	(16,023)	(15,131)	(49,559)	(45,788)
Total cost of revenues	(92,038)	(122,352)	(253,866)	(357,258)
Gross profit	28,708	22,610	90,581	114,368
Selling, general and administrative	(9,263)	(6,583)	(27,084)	(21,837)
Net gains on disposition of leased railcars	102	58	115	225
Earnings from operations	19,547	16,085	63,612	92,756
Interest income (including income from related parties of $280 and $922 for the three and nine months ended September 30, 2017, respectively, and $404 and $1,288 for the three and nine months ended September 30, 2016)	405	429	1,146	1,360
Interest expense	(5,441)	(5,632)	(16,460)	(17,216)
Other income	393	57	2,314	58
Earnings from joint ventures	232	1,614	1,578	4,558
Earnings before income taxes	15,136	12,553	52,190	81,516
Income tax expense	(6,278)	(4,864)	(21,865)	(31,139)
Net earnings	$8,858	$7,689	$30,325	$50,377
Net earnings per common share—basic and diluted	$0.46	$0.40	$1.59	$2.58
Weighted average common shares outstanding—basic and diluted	19,084	19,397	19,084	19,524
Cash dividends declared per common share	$0.40	$0.40	$1.20	$1.20

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Three Months Ended September 30, 2017
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing (1)	$68,442	$33,625	$102,067	$3,733
Railcar leasing	33,440	—	33,440	19,029
Railcar services	18,864	976	19,840	1,941
Corporate	—	—	—	(4,603)
Eliminations	—	(34,601)	(34,601)	(553)
Total Consolidated	$120,746	$—	$120,746	$19,547

	Three Months Ended September 30, 2016
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing (1)	$93,546	$31,283	$124,829	$(2,773)
Railcar leasing	32,798	—	32,798	19,320
Railcar services	18,618	167	18,785	2,797
Corporate	—	—	—	(2,649)
Eliminations	—	(31,450)	(31,450)	(610)
Total Consolidated	$144,962	$—	$144,962	$16,085

	Nine Months Ended September 30, 2017
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing (1)	$184,255	$149,171	$333,426	$20,183
Railcar leasing	100,992	—	100,992	56,529
Railcar services	59,200	3,191	62,391	6,986
Corporate	—	—	—	(13,828)
Eliminations	—	(152,362)	(152,362)	(6,258)
Total Consolidated	$344,447	$—	$344,447	$63,612

	Nine Months Ended September 30, 2016
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing (1)	$314,886	$64,180	$379,066	$35,451
Railcar leasing	98,775	—	98,775	59,232
Railcar services	57,965	1,735	59,700	9,364
Corporate	—	—	—	(11,598)
Eliminations	—	(65,915)	(65,915)	307
Total Consolidated	$471,626	$—	$471,626	$92,756

(1)—
The earnings (loss) from operations for the manufacturing segment include the impact of the loss contingency reserve related to the FRA Revised Directive, which is recognized by the manufacturing segment. The impact of the loss contingency reserve was $(0.9) million and 0.1 million for the three and nine months ended September 30, 2017, respectively, and $(17.0) million for both the three and nine months ended September 30, 2016.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Nine Months Ended
	September 30,
	2017	2016
Operating activities:
Net earnings	$30,325	$50,377
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	42,746	38,729
Amortization of deferred costs	377	379
Gain on disposal of property, plant, equipment and leased railcars	(113)	(16)
Earnings from joint ventures	(1,578)	(4,558)
Provision for deferred income taxes	34,862	19,342
Items related to investing activities:
Realized gain on short-term investments - available for sale securities	(2,216)	—
Dividends received from short-term investments	—	(50)
Changes in operating assets and liabilities:
Accounts receivable, net	5,741	4,414
Accounts receivable, due from related parties	3,542	3,520
Income taxes receivable	(14,194)	1,055
Inventories, net	2,444	12,248
Prepaid expenses and other current assets	519	(1,327)
Accounts payable	(3,933)	1,208
Accounts payable, due to related parties	(3,233)	(2,582)
Accrued expenses and taxes	(7,432)	23,572
Other	3,239	2,389
Net cash provided by operating activities	91,096	148,700
Investing activities:
Purchases of property, plant and equipment	(4,812)	(16,021)
Grant Proceeds	—	75
Capital expenditures - leased railcars	(132,388)	(69,387)
Proceeds from the disposal of property, plant, equipment and leased railcars	417	879
Purchase of short-term investments - available for sale securities	—	(8,750)
Proceeds from sale of short-term investments - available for sale securities	10,535	—
Proceeds from repayments of loans by joint ventures	4,430	4,430
Net cash used in investing activities	(121,818)	(88,774)
Financing activities:
Repayments of debt	(19,101)	(119,288)
Change in restricted cash related to long-term debt	173	159
Stock repurchases	—	(17,402)
Payment of common stock dividends	(22,901)	(23,373)
Debt issuance costs	—	(13)
Net cash used in financing activities	(41,829)	(159,917)
Effect of exchange rate changes on cash and cash equivalents	156	(24)
Decrease in cash and cash equivalents	(72,395)	(100,015)
Cash and cash equivalents at beginning of period	178,571	298,064
Cash and cash equivalents at end of period	$106,176	$198,049

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net earnings	$8,858	$7,689	$30,325	$50,377
Income tax expense	6,278	4,864	21,865	31,139
Interest expense	5,441	5,632	16,460	17,216
Interest income	(405)	(429)	(1,146)	(1,360)
Depreciation	14,572	13,113	42,746	38,729
EBITDA	$34,744	$30,869	$110,250	$136,101
Expense (Income) related to stock appreciation rights compensation	246	395	(226)	108
Other Income on short-term investment activity	$(393)	—	$(2,314)	—
Adjusted EBITDA	$34,597	$31,264	$107,710	$136,209

EBITDA represents net earnings before income tax expense, interest expense (income) and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share-based compensation expense (income) related to stock appreciation rights (SARs) and other income related to our short-term investments. Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense (income) associated with share-based compensation and income associated with short-term investments allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock and short-term investments. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.